THIRD AMENDMENT TO SUB-LEASE AGREEMENT

THIRD AMENDMENT TO SUB-LEASE AGREEMENT (“Amendment”), made this 29th day of September, 2006 between COLUMBIA 677, L.L.C., a New York limited liability company with offices at 302 Washington Avenue Extension, Albany, New York 12203 (the "Landlord"), and FIRST ALBANY COMPANIES INC., with an office at 677 Broadway, Albany, New York  12207 (the "Tenant").

WHEREAS, Landlord and Tenant entered into a Sub-Lease Agreement dated August 12, 2003 as amended pursuant to a First Amendment dated October 11, 2004  and Second Amendment dated February 28, 2005 (as amended, the Sublease”) concerning the lease of approximately 48,056 square feet in the building located at 677 Broadway, City and County of Albany, State of New York (“Leased Property”); and

WHEREAS, Tenant desires to surrender a portion of the Leased Property prior to the expiration date set forth in the Sublease and Landlord is willing to accept such surrender in the manner and upon and subject to the terms and conditions hereinafter set forth; and

WHEREAS, Landlord will enter into new leases (collectively the "New Leases") for the portion of the Leased Property being surrendered with new tenants (collectively the "New Tenants"); and

WHEREAS, Landlord and Tenant desire to amend certain terms and conditions of the Sublease as specifically set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

All capitalized terms not specifically defined herein shall have the meaning set forth in the Sublease.

2.

Pursuant to the Sublease, Tenant is leasing 15,358 square feet of space located on the 11th floor in the Building ("Surrender Premises").  Tenant wishes to surrender possession of the Surrender Premises and Landlord hereby agrees to release the Tenant from its lease obligations under the Sublease for its use and occupancy of the Surrender Premises pursuant to the terms and conditions of this Amendment.

3.

Tenant hereby agrees to vacate that portion of the Surrender Premises shown on Exhibit "A" by October 9, 2006  and provided and on condition that Landlord has completed the improvements to the 10th floor of the Premises and provided that Landlord shall have previously executed and delivered the New Leases, Tenant hereby agrees  to vacate that portion of the Surrender Premises shown on Exhibit "B" by October 16, 2006 (collectively the “Surrender Date”).  If Tenant fails to vacate the Surrender Premises on or prior to the Surrender Date, subject to such delay by Landlord and provided that Landlord shall have previously executed and delivered the New Leases, such failure shall be subject to the holdover provisions of Section 3(C) with respect to the Surrender Premises and Landlord shall be entitled to recover damages suffered by Landlord as the result of Tenant's failure to surrender the Surrender Premises on or prior to the Surrender Date.  Tenant acknowledges and agrees that Landlord shall enter into new leases with respect to the Surrender Premises and deliver the Surrender Premises to New Tenants.  Therefore, Tenant's surrender of the Surrender Premises on the Surrender Date is OF THE ESSENCE.  Landlord acknowledges and agrees that the current condition of the Surrender Premises to be vacated on or before October 9, 2006 and as shown on Exhibit "A" complies with the terms and conditions of Section 15 of the Sublease and Tenant shall not be required to perform and additional work, improvements or alterations prior to vacating the Surrender Premises.

4.

As of the Surrender Date and provided the conditions of this Amendment are satisfied, the rentable square footage of the Leased Property as defined in the Sublease is hereby reduced from 48,056 sf to 32,698 sf.

5.

Landlord and Tenant hereby agree that, in consideration of Landlord agreeing to the surrender of the Surrender Premises, Tenant shall make payments to Landlord for the Surrender Premises for a four month period (November 1, 2006 through and including February 1, 2007) equal to $30,113.35 per month.   In addition, Tenant hereby agrees to an early termination payment to Landlord in the amount of $650,000 for a  total amount due to Landlord of $770,453.40 ("Surrender Fee") which shall be payable as follows:

November 1, 2006	$192,613.35	(25%)
January 1, 2007	$192,613.35	(25%)
April 1, 2007	$385,226.70	(50%)

The Surrender Fee shall constitute additional rent under the Sublease and Tenant's failure to make any of the above payments when due shall be subject to the provisions of Section 17 of the Lease.  Any late fees for late payment of rent set forth in the Sublease shall be applicable to the late payment of the Surrender Fee.  Notwithstanding anything set forth in this Agreement to the contrary, Tenant shall owe Base Rent and additional Rent for the Surrender Premises for the entire month of October 2006 pursuant to the terms and conditions of the Sublease.

6.

Subject to the return of the Surrender Premises in the manner provided herein and the execution by Landlord and New Tenants of the New Leases, Landlord shall accept such surrender of the Surrender Premises as of the Surrender Date.  If the New Leases are not executed by Landlord and the New Tenants on or before October 31, 2006, this Agreement shall be null and void and notwithstanding that Tenant shall have vacated the Surrender Premises, the Surrender Premises shall continue to be part of the Premises for all purposes under the Sublease.

7.

As of the Surrender Date, Tenant's parking spaces, as provided in the Sublease, shall be reduced from 5 spaces to 3 spaces and the Parking Rent under the Sublease shall be reduced accordingly.

8.

This Amendment may be executed in several counterparts, and any signed counterpart shall constitute a legal original for all purposes.  Any such counterparts may be introduced into evidence in any action or proceeding without having to produce the others.

9.

Except as specifically amended in this Amendment, all terms and provisions of the Sublease shall remain unchanged and in full force and effect.

10.

This Amendment (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by and construed in accordance with the laws of the State of New York, and (iii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

[remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Sublease as of the date first above written.

Columbia 677, L.L.C.

By:  /s/Joseph R. Nicolla

Joseph R. Nicolla, Member

First Albany Companies Inc.

By:  /s/C. Brian Coad

Name:  C. Brian Coad

Title:    CFO

STATE OF NEW YORK

)

)SS.:

COUNTY OF ALBANY

)

On the 4th day of October in the year 2006 before me, the undersigned, personally appeared Joseph R. Nicolla, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Annette M. Harris

Notary Public

STATE OF NEW YORK

)

)SS.:

COUNTY OF ALBANY

)

On the 29th day of September in the year 2006 before me, the undersigned, personally appeared C. Brian Coad, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Carole B. Simmons

Notary Public